Exhibit 23.2

             KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alon USA Energy, Inc.:

We consent to the use of our reports dated February 27, 2017, with respect to the consolidated balance sheets of Alon USA Energy, Inc. as of December 31, 2016 and 2015, and the related consolidated statement of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.

/s/ KPMG LLP

Dallas, Texas
July 7, 2017